Exhibit 99.1

CATASYS’ OnTRAK Program delivers significant cost savings to health plans

Company ‘Matched Pairs’ Test indicates over 50% reduction in claims paid which continues to drive significant customer expansion

LOS ANGELES, CALIFORNIA —March 3, 2015 — Catasys, Inc. (OTCQB: CATS), provider of proprietary healthcare management services to health insurers, today announced results from a recent Matched Pairs test, performed by the Company indicating a 58.2% reduction in paid claims for its OnTrak program. As a result of OnTrak’s outcomes, Catasys continues to drive significant customer expansion. Currently, all of Catasys’ clients, which include some of the largest national healthcare insurance providers, are expanding or expressing interest in expanding the program.

The Matched Pairs test is a rigorous methodology that compares each member treated in the OnTrak program with a similar matched member who was not in the program. Members were matched on standard criteria including: age, sex, disease burden, geography and initial paid claims. The test included members from multiple health plans, geographies and lines of business. Both the OnTrak member group and the control group started with approximately $24,000 in paid claims over a one year period. After enrolling in the Catasys program, members saw cost declines of 58.2%, whereas costs for members not in Catasys program declined by only 19.9%. The gross savings to the health plan for Catasys patients totaled $14,280 per patient per year.

Catasys Matched Pairs Outcomes: 2010 - 2014
	$ PMPY
	Pre	Post	Change	% Change
Catasys Patients	24,543	10,263	(14,280)	-58.2%
Control	24,070	19,279	(4,790)	-19.9%
Difference				-38.3%

Members eligible for the OnTrak program tend to have one or more chronic co-morbid conditions. They are admitted to the hospital more frequently than non-eligible members; often for medical conditions exacerbated by their behavioral health condition(s). Health plan data shows that typically more than 90% of these members do not receive care for substance dependence through their health insurance. Catasys’ advanced analytics have the ability to identify the members that would benefit from its program. The OnTrak program then engages these high cost members in its integrated 52-week outpatient integrated medical and psych-social treatment program, which is designed to treat behavioral health disorders such as substance use disorder, anxiety and depression in coordination with care for other co-existing conditions.

“We are pleased to help improve the health of these members, which in turn dramatically drives down costs for their health plans.” said Rick Anderson, Catasys’ President and COO. “These are members that typically fall through the medical/behavioral cracks in our current healthcare system, and often avoid any approach by behavioral health or health plan companies. There is a significant benefit to the members as a result of receiving a higher level of behavioral health treatment, and we expect these health and cost outcomes to continue to drive expansion of our customer base and program expansions within existing customers.”

About Catasys, Inc.

Catasys, Inc. provides specialized healthcare management services to health plans and employers through its OnTrak program. Catasys' OnTrak program – contracted with a growing number of health insurers – is designed to improve member health and at the same time lower costs to the insurer for underserved populations where behavioral health conditions are exacerbating co-existing medical conditions. The program utilizes member engagement and patient centric treatment that integrates evidence based medical and psychosocial interventions along with care coaching in a 52-week outpatient program. OnTrak is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization driving a more than 50% reduction in total health insurers’ costs for enrolled members. Catasys has contracts with many health insurance providers and currently has approximately 1.8 million Commercially Equivalent Lives (CELs) covered under contracts and located in nine states. Catasys’ initial focus is on the high cost substance abuse populations, where it has incentivized health plans to spend more on behavioral health to improve overall member health resulting in lower hospital utilization and cost. In addition, Catasys is looking towards other populations and behavioral health disease conditions to expand to in the future. For further information, please visit www.catasys.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new and maintain existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Catasys Investor Contact:

Andrew Haag

Managing Partner

IRTH Communications

CATS@irthcommunications.com

1-866-976-4784